Exhibit 99.1
May 15, 2020

GCI Liberty, Inc. to Hold Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) will be holding its virtual Annual Meeting of Stockholders on Tuesday, May 19, 2020, at 8:30 a.m. M.D.T. Stockholders of record as of the record date will be able to listen, vote and submit questions by logging in at www.virtualshareholdermeeting.com/GCIL2020. The record date for the meeting is 5:00 p.m., New York City time, on March 31, 2020. To enter the virtual annual meeting website, a stockholder will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card for the GCI Liberty meeting.

After the meeting, John Malone, Chairman of GCI Liberty, and Greg Maffei, Chief Executive Officer of GCI Liberty, will be available for a Q&A session. Please visit www.virtualshareholdermeeting.com/GCIL2020 to listen to the Q&A session. Stockholders will be able to submit questions in advance of the Q&A session. To submit a question, please email investor@gciliberty.com with the subject “Annual Meeting Question” by 5:00 p.m. M.D.T. on Sunday, May 17, 2020. During the Q&A session, GCI Liberty may make observations regarding the company’s financial performance and outlook.

In addition, access to the meeting and Q&A session will be available on the GCI Liberty website. All interested persons should visit http://www.gciliberty.com/events to access the webcasts. An archive of the webcasts will also be available on this website for one year after appropriate filings have been made with the SEC.

About GCI Liberty, Inc.

GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) operates and owns interests in a broad range of communications businesses. GCI Liberty’s principal assets consist of its subsidiary GCI Holdings, LLC (“GCI”) and interests in Charter Communications and Liberty Broadband Corporation. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America. GCI Liberty’s other businesses and assets consist of its subsidiary Evite and its interest in Lending Tree.

GCI Liberty, Inc.
Courtnee Chun, 720-875-5420

Source: GCI Liberty, Inc.